EXHIBIT 10.2



                              AGREEMENT AND RELEASE

          Agreement and Release ("Agreement") executed this ___ day of April, 2002, by and between Craig Farley ("Employee") who resides at 1 Kittansett Ct., Skillman, New Jersey 08558, and Emcore Corporation ("Emcore").

          Whereas, on June 5, 2001, Employee borrowed $100,000.00 ("Loan Amount") from Emcore pursuant to a Promissory Note dated June 5, 2001 attached hereto as Exhibit "A," which Loan Amount Employee is required to repay to Emcore, with 5.5% interest per annum, on the earlier of (i) the conclusion of the window period following June 2001 in which Borrower is permitted to sell stock and (ii) March 1, 2002;

          NOW THEREFORE, in consideration of the mutual promises described below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

          1. Employee's employment with Emcore shall be terminated effective March 29, 2002.

          2. (a) Upon the Release Effective Date of this Agreement, as defined in paragraph "4" below, Emcore shall forgive the Loan Amount plus accrued interest, which is an amount that is agreed to be $105,026.

          (b) In addition, Emcore shall pay Employee the sum of $61,650.92 which the parties agree is a reasonable estimate of the additional tax liabilities, less any deductions or exclusions Employee may be entitled to claim, that are payable as a result of forgiveness of the Loan Amount plus accrued interest.

          (c) In addition, Emcore shall reimburse Employee for up to $5,000.00 of actual costs of outplacement services, which shall be rendered at any time on or prior to March 18, 2003, provided that Employee presents to Emcore receipts for such services and evidence that such expenses have been paid.

          (d) In addition, for a period of six months from March 29, 2002 through September 30, 2002, Emcore shall pay the insurance premium to continue Employee's (and the Employee's covered spouse and eligible dependents) health and dental insurance, if any, in accordance with COBRA. Employee shall pay all co-payments and deductibles in the same manner as during his employment with Emcore. If Employee accepts other employment which affords him health and/or dental insurance, Emcore's obligation for payment of Employee's COBRA health and/or dental insurance premiums shall cease upon the date he is eligible to enroll for such new health and/or dental insurance coverage. In the event that Employee chooses to continue his health and/or dental insurance in accordance with COBRA after September 30, 2002, or after becoming eligible to enroll for new health and/or dental insurance coverage with a subsequent employer, he shall
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be responsible for all future COBRA health and/or dental insurance premiums or payments. Employee shall immediately notify the Human Resources Department at Emcore upon his acceptance of other employment and his eligibility date to enroll for new health and/or dental insurance coverage. Employee agrees that he is not entitled to the payment of his COBRA premiums recited in this paragraph under any policy, contract, custom or usage of Emcore.

          (e) In addition, Employee shall be permitted to retain his cell phone and laptop computer; provided, however, that Employee shall, within ten (10) days from the date hereof, arrange a mutually convenient to return his laptop to Emcore so that all proprietary information and licensed software may be removed.

          (f) In addition, should Employee relocate to Texas within six months from March 29, 2002, Emcore shall reimburse Employee for the following moving expenses upon receipt of invoices and proof that such expenses have been paid by
Employee: (i) the cost of packing and moving Employee's personal effects and
(ii) air, auto or rail travel for Employee and Employee's immediate family to Texas.

          (g) Finally, Emcore shall reimburse Employee for up to $1,000.00 of actual costs of legal services in connection with the review and negotiation of this Agreement, which shall be rendered at any time on or prior to April 22, 2003, provided that Employee presents to Emcore receipts for such services and evidence that such expenses have been paid.

          3. Employee agrees and acknowledges that the payments and benefits provided for in paragraph "2" exceed any benefits to which he would otherwise be entitled under any policy, plan, and/or procedure of Emcore or any agreement with Emcore. Employee acknowledges and agrees that any monetary or other benefits which are, were or may have been claimed to be due to Employee and which he may have earned or accrued, or to which he may have been entitled, have been paid or such payments have been released, waived or settled by Employee pursuant to this Agreement.

          4. Employee shall have twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of the Agreement. Employee may accept this Agreement by executing it before a notary and returning it to Ms. Maureen Cymbaluk, Human Resources Director, Emcore Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, no later than 5:00 p.m. on the twenty-first (21st) day after Employee's receipt of this Agreement ("Agreement and Release Return Date"). Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ms. Cymbaluk at the address listed above, and delivering it to Ms. Cymbaluk no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the (8th) day following Employee's signing of this Agreement (the "Release Effective Date"), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this

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Agreement, including but not limited to the obligation of Emcore and its subsidiaries and affiliates to provide the payments and benefits referred to in paragraph "2" above, shall automatically be deemed null and void.

          5. (a) In consideration of the payments and benefits referred to in paragraph "2," Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the "Releasors"), forever releases and discharges Emcore and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise) ("Claims"), whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date.

          (b) Without limiting the generality of the foregoing subparagraph "(a)", this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee's employment with Releasees and/or the termination of Employee's employment, including but not limited to any claim(s) under or arising out of (i) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (excluding claims for accrued, vested benefits under any employee benefit plan of Emcore in accordance with the terms of such plan and applicable law); (v) the New Mexico Human Rights Act; (vi) the California Fair Employment and Housing Act; (vii) the California Equal Pay Law; (viii) the California Sexual Orientation Bias Law; (ix) the California Labor and Government Codes; (x) the California Unruh Act; (xi) the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act; (xii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xiii) the terms and conditions of Employee's employment with Emcore, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (xiv) any law (statutory or decisional) providing for attorneys' fees, costs, disbursements and/or the like.

          (c) Emcore, fully releases and discharges Employee from any and all Claims which Emcore ever had, now have or may have against Employee for any acts or omissions by Employee occurring prior to March 29, 2002 in connection with his employment by Emcore. Notwithstanding the foregoing, Employee and Emcore agree that the release provisions of this paragraph 5(c) shall not apply to any Claims that Emcore may have against Employee for embezzlement, or any other

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fraudulent acts that Employee may have committed against, or while employed by,
Emcore.

          (d) As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee and Emcore hereby mutually waive and release any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Employee or Emcore has or may have with respect to each other. California Civil Code Section 1542 reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
     THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN
     HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE,
     WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED
     HIS SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee's execution of this Agreement. With the exception of those causes of action specifically reserved by Emcore under paragraph 5(c) above, Emcore hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee's execution of this Agreement.

          6. (a) Employee agrees that he has not and will not engage in any conduct that is injurious to Emcore's or Releasee's reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties at Emcore; and (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) Emcore or Releasees. Emcore agrees that neither it, nor anyone acting on its behalf shall make any disparaging statement about Employee.

          (b) Employee agrees to return to Emcore any and all originals and copies of documents, materials, records or other items in his possession or control belonging to Emcore or containing proprietary information relating to Emcore.

          (c) Employee acknowledges that the terms of the Confidentiality Agreement between Employee and Emcore dated June 15, 1998, attached hereto as Exhibit "B," are incorporated herein by reference, and Employee agrees and acknowledges that he is bound by its terms. With respect to Employee's non-competition covenant, "Competing Business" shall hereafter be limited to businesses engaged in the design, development, manufacture or sale of (i) electronic materials (such as PHEMTs, EMODEs, HBTs, GaN FETs, etc.) manufactured

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by MOCVD, (ii) VCSELs, (iii) photodiodes to be used in ROSAs, TOSAs, arrays and transponders, or (iv) parallel optic transceivers or transponders based on VCSEL technology. Notwithstanding the foregoing, Employee shall be permitted to engage in the design, development, manufacture and sale of high-speed, unpackaged photodiode singlet chips for use in ROSAs and transponders for intermediate and long-reach applications (i.e., in excess of 40 km); provided that Employee grants to Emcore or causes the entity for which he works to grant to Emcore the first opportunity to bring such product to market on terms to be agreed upon, but which shall include most favored nation pricing for Emcore.

          (d) Employee acknowledges and agrees that he will continue to comply with Emcore's policy against insider trading for a period of three months beginning on March 18, 2002, and agrees that he shall not buy or sell Emcore stock during that period unless it is within a window period as set forth in Emcore's Securities Trading Policy which is attached hereto as Exhibit "C."

          (e) Employee agrees that for a period of twelve (12) months following the Release Effective Date, Employee will not solicit, attempt to solicit, recommend to a third-party that such third-party solicit, or assist a third-party in soliciting any business in competition with the business of Emcore from any of Emcore's customers or suppliers.

          (f) Employee agrees that for a period of twelve (12) months following the Release Effective Date, employee will not solicit, attempt to solicit, recommend to a third-party that such third-party solicit, or assist a third-party in soliciting any employee of Emcore for the purpose of encouraging, enticing, or causing said employee to terminate employment with Emcore.

          (g) Should Employee breach any of the covenants contained in this section, Emcore may discontinue any payments which may be due under this Agreement, in addition to any other remedies available to it, including injunctive relief.

          7. (a) Employee will cooperate with Emcore and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge. Emcore shall promptly reimburse Employee for all reasonable travel related expenses (including a reasonable per diem rate if Employee is self-employed) incurred by him in connection with such cooperation and assistance.

          (b) Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee's employment with Releasees, he will give prompt notice of such request to Maureen Cymbaluk, Emcore's Human Resources Director, or her successor, and will make no disclosure until Emcore has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

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          8. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of Maureen Cymbaluk, Emcore's Human Resources Director, except if required by law and to Employee's accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

          9. Upon a reference request for Employee, Emcore will respond with dates of employment, positions held, and compensation. Employee agrees to direct all reference requests to Maureen Cymbaluk, Emcore's Human Resources Director. Except as may otherwise be required by law, regulations applicable to public companies or legal process, Emcore will not provide any third party any information concerning the Employee other than as provided in the first sentence of this paragraph without the express written permission of Employee.

          10. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

          11. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

          12. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by Emcore in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and condition contained herein.

          13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

          14. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however,

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that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraph "5" of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of paragraphs "6,"
"7" and/or "8" shall constitute a material breach of this Agreement as to which Emcore may seek appropriate relief in a court of competent jurisdiction.

          15. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

          16. This Agreement (including the Exhibits attached hereto) constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Release Effective Date by the parties to be bound thereby.


Dated:   ____________________               ____________________________
                                            Craig Farley

EMCORE Corporation


By:_____________________________            Date:_______________________
   Maureen Cymbaluk
   Human Resources Director